December 30, 2003

Dear Stockholder:

      As you may be aware, Obsidian Enterprises, Inc. has commenced an unsolicited exchange offer under which two shares of Obsidian common stock (according to Obsidian’s Schedule TO, as amended, filed with the Securities and Exchange Commission, 1/25th of a share of Obsidian common stock after a one-for-fifty reverse split effective for holders of record of Obsidian common stock at January 23, 2004) would be exchanged for each share of Net Perceptions common stock.

      AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY REJECTED OBSIDIAN’S OFFER AS FINANCIALLY INADEQUATE AND NOT IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU REJECT THE OFFER AND NOT TENDER YOUR SHARES TO OBSIDIAN.

      In arriving at its determination and recommendation, your board of directors gave careful consideration to a number of factors which are described in the enclosed Schedule 14D-9, including the opinion of Candlewood Partners, LLC, the company’s financial advisor, that, as of the date of such opinion and based upon the matters set forth therein, the value of the Obsidian stock being offered to Net Perceptions’ stockholders (other than Obsidian and its affiliates) pursuant to Obsidian’s exchange offer is inadequate, from a financial point of view, to such stockholders.

      Additional information with respect to the Board’s decision and its actions is contained in the enclosed Schedule 14D-9, and we encourage you to read and consider it carefully.

      The board continues to believe that implementing the plan of liquidation adopted by the board on October 21, 2003 is the best available alternative at this time. Accordingly, and in order to move forward with the Securities and Exchange Commission (SEC) review process so as to minimize further delay in providing liquidity to stockholders, we expect to file with the SEC as soon as practicable a revised preliminary proxy statement relating to a stockholders meeting at which the plan of liquidation would be voted upon. A new date for that meeting, which had previously been scheduled for December 23, 2003, has not yet been fixed. Although we intend to continue at this time to pursue completion of the SEC review process and stockholder approval of the plan of liquidation, we also expect to continue discussions with potential acquirers who are willing to promptly and diligently pursue, in a manner consistent with the company’s objective of minimizing cash expenses, a definitive agreement to acquire the company on terms which would provide transaction certainty and higher realizable value to stockholders than implementing the plan of liquidation.

      We greatly appreciate your continued support and encouragement.

Sincerely,

Thomas M. Donnelly
President

Additional Information About the Plan of Liquidation and Where to Find It

      In connection with the proposed plan of complete liquidation and dissolution, on November 4, 2003, the company filed with the Securities and Exchange Commission (SEC) preliminary forms of, and may file with the SEC revised preliminary and definitive forms of, a proxy statement and other relevant materials. SECURITY HOLDERS OF THE COMPANY SHOULD READ THE APPLICABLE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PLAN OF LIQUIDATION. Investors and security holders may obtain a copy of the applicable proxy statement and such other relevant materials (when and if they become available), and any other documents filed by the company with the SEC, for free at the SEC’s web site at www.sec.gov, or for free from the company by directing a request to: Net Perceptions, Inc., 7700 France Avenue South, Edina, Minnesota 55435, Attention: President.

      The company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the company’s stockholders with respect to the proposed plan of complete liquidation and dissolution. Information regarding the direct and indirect interests of the company’s executive officers and directors in the proposed plan of complete liquidation and dissolution is included in the preliminary form of, and will be included in any revised preliminary and definitive form of, the proxy statement filed with the SEC in connection with such proposed plan.